AUTHORIZATION



I,Robert Finocchio hereby authorize Donna Belanger, Leanne J. Fitzgerald, and A. Bruce Bowden, or any one of them, to sign and file on my behalf any and all forms required by the Securities and Exchange Commission pursuant to Section 16 of the Securities and Exchange Act of 1934
(the "Exchange Act") relating to the reporting of beneficial ownership, together with any and all amendments thereto (collectively the "Forms"). This Limited Power of Attorney shall be effective on and after the date set forth below and shall continue in effect until I am no longer required to file such Forms, unless earlier revoked by me in writing.

I acknowledge that the persons authorized hereunder are not assuming, nor is the Company assuming, any of my responsibilities to comply with
Section 16 of the Exchange Act.

I, Robert Finocchio have caused this Limited Power of Attorney to be executed this 28th day of April, 2015. This Limited Power of Attorney shall remain in full force and effect on and after the date set forth below, and shall continue in effect until modified or revoked by me in writing at my sole discretion.

Dated as of the 28th day of April, 2015.




/s/Robert Finocchio
By:Robert Finocchio